                                                                         Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

GENERAL MARITIME CORPORATION ANNOUNCES
SECOND QUARTER AND FIRST HALF 2007 FINANCIAL RESULTS

Declares Q2 2007 Dividend of $0.50 per Share
Achieves Net Income of $11.8 million
New York, New York, July 31, 2007 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three and six months ended June 30, 2007.

Financial Review:  2007 Second Quarter

The Company had net income of $11.8 million, or $0.38 basic and $0.37 diluted earnings per share, for the three months ended June 30, 2007 compared to net income of $26.1 million, or $0.83 basic and $0.81 diluted earnings per share, for the three months ended June 30, 2006. The decrease in net income was principally attributable the absence of a gain on sale of vessels of $11.2 million as realized in the prior year period as well as the result of lower voyage revenues attributable to a 6.0% decrease in fleet size from the prior year period.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, commented, “During the second quarter and first six-months of 2007, General Maritime met strategic objectives related to further increasing its time charter coverage, continuing to distribute sizeable quarterly dividends and entering into value creating transactions. Specifically, we increased our time charter coverage to 68%, representing $450 million in contracted revenue through 2011.  We also declared a cumulative $1.00 per share dividend for the first six months of 2007 and have now declared regular quarterly dividends of $9.28 per share since initiating our dividend policy in January 2005.  Complementing this significant success, we also paid a $15 per share special dividend during the first six months of 2007, continuing our long tradition of entering into transactions that unlock significant value for our shareholders.”

Included in net income of $11.8 million are a $1.5 million unrealized non-cash loss associated with the change in fair value of our freight derivative as well as a $0.3 million loss associated with monthly cash settlements of our freight derivative, both of which are included in Other expense.

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), increased 9.1% to $55.6 million for the three months ended June 30, 2007 compared to $51.0 million for the three months ended June 30, 2006.  EBITDA for the three months ended June 30, 2007 was $31.4 million compared to $36.0 million for the three months ended June 30, 2006 (please see below for a reconciliation of EBITDA to net income). Net cash provided by operating activities was $37.7 million for the three months ended June 30, 2007 compared to $38.3 million for the prior year period.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet increased by 14.3% to $33,739 per day for the three months ended June 30, 2007 from $29,506 for the prior year period.  The Company’s average daily rates for vessels on spot charters increased by 0.3% to $32,957 for the three months ended June 30, 2007 compared to $32,867 for the prior year period.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, decreased 3.3% to $22.2 million for the three months ended June 30, 2007 from $23.0 million for the three months ended June 30, 2006.  During the same periods, the average size of General Maritime’s fleet decreased 5.5% to 19.0 vessels from 20.1 vessels in the prior year period.  Daily direct vessel operating expenses rose 2.2% to $6,237 during the quarter ended June 30, 2007 from $6,101 during the prior year period

Financial Review: First Half 2007

Net income was $28.4 million or $0.92 basic and $0.90 diluted earnings per share, for the six months ended June 30, 2007 compared to $110.4 million, or $3.44 basic and $3.36 diluted earnings per share, for the six months ended June 30, 2006. Net voyage revenues decreased 17.6% to $112.9 million for the six months ended June 30, 2007 compared to $137.0 million for the six months ended June 30, 2006.  EBITDA was $60.5 million for the six months ended June 30, 2007 compared to $131.0 million for the six months ended June 30, 2006.  Net cash provided by operating activities was $61.1 million for the six months ended June 30, 2007 compared to $119.8 million for the prior year period.  TCE rates obtained by the Company’s fleet increased 1.3% to $34,403 per day for the six months ended June 30, 2007 from $33,976 for the prior year period. Total vessel operating expenses decreased 4.0% to $47.7 million for the six months ended June 30, 2007 from $49.7 million for the prior year period, and daily direct vessel operating expenses rose 9.4% to $6,596 for the six month period ending June 30, 2007 from $6,029 from the prior year period.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the periods indicated below.  Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three and six month periods ended June 30, 2007 and 2006.

	Three months ended		Six months ended
	June-07	June-06	June-07	June-06
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$ 62,740	$ 75,959	$ 130,963	$ 181,715
Voyage expenses	(7,138)	(25,002)	(18,088)	(44,688)
Net voyage revenues	55,602	50,957	112,875	137,027
Direct vessel expenses	10,783	11,158	22,585	25,456
Other expense	-	2,430	-	2,430
General and administrative expenses	11,466	11,840	25,135	24,239
Depreciation and amortization	12,678	10,536	24,544	20,403
Loss or (gain) on sale of vessels / equipment	165	(11,221)	165	(46,544)
Operating income	20,510	26,214	40,446	111,043
Net interest (income) expense	6,945	(559)	7,538	132
Other expense	(1,785)	(702)	(4,463)	(483)
Net other expense	(8,730)	(143)	(12,001)	(615)
Net Income	$ 11,780	$ 26,071	$ 28,445	$ 110,428

Basic earnings per share	$ 0.38	$ 0.83	$ 0.92	$ 3.44

Diluted earnings per share	$ 0.37	$ 0.81	$ 0.90	$ 3.36

Weighted average shares outstanding, thousands	30,802	31,522	30,799	32,136
Diluted average shares outstanding, thousands	31,628	32,209	31,620	32,846

BALANCE SHEET DATA, at end of period			June-07	December-06
(Dollars in thousands)
Cash			$ 36,952	$ 107,460
Current assets, including cash			61,664	137,865
Total assets			787,429	843,690
Current liabilities			23,532	27,147
Total long-term debt			485,000	50,000
Shareholders' equity			274,513	763,913

	Three months ended		Six months ended
	June-07	June-06	June-07	June-06
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)	$ 31,403	$ 36,048	$ 60,527	$ 130,963
Net cash provided by operating activities	37,740	38,285	61,121	119,805
Net cash (used) by investing activities	(5,370)	211,558	(42,248)	298,871
Net cash used by financing activities	(71,442)	(240,079)	(89,309)	(411,953)
Capital expenditures
Vessel sales (purchases), including deposits	(5,370)	213,259	(40,960)	300,790
Drydocking or capitalized survey or improvement costs	(546)	(1,822)	(2,737)	(3,077)
Weighted average long-term debt	495,439	96,260	298,315	134,300

FLEET DATA
Total number of vessels at end of period	19	18	19	18
Average number of vessels (2)	19.00	20.1	18.9	23.3
Total voyage days for fleet (3)	1,648	1,727	3,281	4,033
Total time charter days for fleet	1,212	296	2,217	1,283
Total spot market days for fleet	436	1,431	1,064	2,750
Total calendar days for fleet (4)	1,729	1,829	3,424	4,222
Fleet utilization (5)	95.3%	94.4%	95.8%	95.5%

AVERAGE DAILY RESULTS
Time Charter equivalent (6)	$ 33,739	$ 29,506	$ 34,403	$ 33,976
Direct vessel operating expenses per vessel (7)	6,237	6,101	6,596	6,029
General and administrative expense per vessel (8)	6,632	6,473	7,341	5,741
Total vessel operating expenses (9)	10,784	12,574	22,585	11,770
EBITDA (10)	18,163	19,709	17,677	31,019

	Three months ended		Six months ended
	June-07	June-06	June-07	June-06
EBITDA Reconciliation
Net Income	$ 11,780	$ 26,071	$ 28,445	$ 110,428
+ Net interest expense	6,945	(559)	7,538	132
+ Depreciation and amortization	12,678	10,536	24,544	20,403
EBITDA	$ 31,403	$ 36,048	$ 60,527	$ 130,963

EBITDA (1)

(1) EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that peri

(3) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.

(4) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.

(5) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.

(6) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage d

(7) Daily direct vessel operating expenses, or DVOE, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(8) Daily general and administrative expense is calculated by dividing general and administrative expenses by vessel calendar days.

(9) Total Vessel Operating Expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels. Daily TVOE is the sum of daily direct vessel operating expenses, or DVOE, and daily general and administrative expenses.

(10) Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

As of July 31, 2007, General Maritime Corporation’s fleet on the water was comprised of 19 wholly owned tankers, consisting of 10 Aframax and 9 Suezmax tankers, with a total carrying capacity of approximately 2.4 million deadweight tons, or dwt. The average age of the Company’s fleet as of June 30, 2007 by dwt, was 9.0 years compared to 8.5 years as of June 30, 2006.  The average age of the Company’s Aframax tankers was 11.8 years and the average age of the Company’s Suezmax tankers was 6.9 years.

Currently, 5 of General Maritime Corporation’s Aframax tankers and 1 of its Suezmax tankers are operating on the spot market. 68% of the Company’s fleet, consisting of 5 Aframax tankers and 8 Suezmax tanker are under time charter contracts.

During the second quarter we agreed to enter into two three year time charter contracts at a gross rate of $39,000 with Eiger shipping, a subsidiary of Lukoil, for the remaining two Suezmax newbuilding vessels which are expected to be delivered in August of 2007 and February of 2008. The table below outlines which vessels are on time charter at what rate and when the contracts are expected to expire.

Vessel	Vessel Type	Expiration Date	Daily Rate (1)
Genmar Progress	Aframax	August 10, 2007	$ 28,000
Genmar Agamemnon	Aframax	November 10, 2007	$ 34,000
Genmar Hope	Suezmax	August 11, 2009	$ 36,500
Genmar Spyridon	Suezmax	October 12, 2009	$ 38,500
Genmar Princess	Aframax	October 23, 2009	$ 27,750
Genmar Phoenix	Suezmax	October 31, 2009	$ 38,500
Genmar Argus	Suezmax	November 5, 2009	$ 38,500
Genmar Horn	Suezmax	November 22, 2009	$ 38,500
Genmar Defiance	Aframax	November 25, 2009	$ 29,500
Genmar Ajax (2)	Aframax	November 30, 2009	$ 34,000
Genmar Orion	Suezmax	February 25, 2010	$ 38,000
Genmar Harriet G.	Suezmax	March 3, 2010	$ 38,000
Genmar Kara G.	Suezmax	March 10, 2010	$ 38,000
Genmar George T (3) (4)	Suezmax	August 30, 2010	$ 39,000
Genmar St. Nikolas (3) (4)	Suezmax	February 15, 2011	$ 39,000

(1) Before brokers' commissions.

(2) Rate is reduced to $29,500 per day on 12/1/07 and further reduced to $25,000 per day on 12/1/08.

(3) Vessel expected to commence time charter upon delivery from the shipyard.

(4) Vessel delivery date is an estimate based upon information provided by the shipyard. Vessel may be delayed.

The Company's primary area of operation is the Atlantic basin. The Company also currently has vessels employed in the Black Sea and Far East to take advantage of market opportunities and to position vessels in anticipation of drydockings.

Q2 2007 Dividend Announcement

The Company’s Board of Directors declared a Q2 2007 quarterly dividend of $0.50 per share payable on or about August 31, 2007 to shareholders of record as of August 17, 2007. Under the Company’s dividend policy, the Company intends to declare quarterly dividends with a target amount of $0.50 per share.  The declaration of dividends and their amount, if any, will depend upon the results of the Company and the determination of the Board of Directors.

Mr. Georgiopoulos concluded, “During the first six-months of 2007, we continued to grow our fleet by taking delivery of the Genmar Kara G, our second Suezmax newbuilding.  We are pleased to have expanded our double-hull fleet and look forward to taking delivery of the Genmar George T in August 2007 and the Genmar St. Nikolas in February of 2008.  Complementing this fleet growth as well as our special $15 per share dividend we paid during the first six months of the year,  we intend to continue to look for opportunities to enter into value creating transactions for our shareholders as we have since the Company went public six years ago.  With $400 million in liquidity, we are well positioned to continue to meet this critical objective during a time when we are targeting a fixed annual dividend of $2.00 per share.”

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East.  General Maritime Corporation currently owns and operates a fleet of 21 tankers – 10 Aframax, 9 Suezmax tankers and 2 Suezmax newbuilding contracts – with a carrying capacity of approximately 2.7 million dwt.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Wednesday, August 1, 2007 at 8:30 a.m. Eastern Daylight Time to discuss its 2007 second quarter financial results.  To access the conference call, dial (719) 457-2654 passcode 6144388.  A replay of the conference call can also be accessed until August 15, 2007 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 6144388.  The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; delays in the construction or delivery of contracted newbuildings; and other factors listed from time to time in the Company’s filings with the

Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2006 and its subsequent reports on Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends a result, the amount of dividends actually paid may vary from the amounts currently estimated.

	THREE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet
	% Change From Prior Period	June-07 Amount % of Total for Period	June-06 Amount % of Total for Period	% Change From Prior Period	June-07 Amount % of Total for Period	June-06 Amount % of Total for Period	% Change From Prior Period	June-07 Amount	June-06 Amount

Net Voyage Revenues	10.9%	25,860	23,314	7.6%	29,742	27,643	9.1%	55,602	50,957
$ 1,000's		47%	46%		53%	54%

Average Daily TCE	30.1%	30,352	23,337	-1.6%	37,364	37,971	14.3%	33,739	29,506

Time Charter Revenues	285.6%	15,129	3,924		26,104	-	950.8%	41,233	3,924
$ 1,000's		37%	100%		63%	0%

Spot Charter Revenues	-44.7%	10,731	19,390	-86.8%	3,638	27,643	-69.4%	14,369	47,033
$ 1,000's		75%	41%		25%	59%

Calendar Days	-17.3%	910	1,101	12.5%	819	728	-5.5%	1,729	1,829
		53%	60%		47%	40%

Vessel Operating Days	-14.7%	852	999	9.3%	796	728	-4.6%	1,648	1,727
		52%	58%		48%	42%

Capacity Utilization	3.2%	93.6%	90.7%	-2.8%	97.2%	100.0%	0.9%	95.3%	94.4%

# Days Vessels on Time Charter	72.0%	509	296		703	-	309.5%	1,212	296
		42%	100%		58%	0%

# Days Vessels on Spot Charter	-51.2%	343	703	-87.2%	93	728	-69.5%	436	1,431
		79%	49%		21%	51%

Average Daily Time Charter Rate	124.2%	29,722	13,257		37,133	-	156.6%	34,021	13,257

Average Daily Spot Charter Rate	13.4%	31,285	27,582	3.0%	39,118	37,971	0.3%	32,957	32,867

Daily Direct Vessel Expenses	2.4%	6,268	6,123	2.2%	6,203	6,067	2.2%	6,237	6,101
(per Vessel)

Average Age of Fleet at End of Period (Years)	9.3%	11.8	10.8	3.0%	6.9	6.7	5.9%	9.0	8.5

# Vessels at End of Period	0.0%	10.0	10.0	12.5%	9.0	8.0	5.6%	19.0	18.0
		53%	56%		47%	44%

Average Number of Vessels	-17.4%	10.0	12.1	12.5%	9.0	8.0	-5.5%	19.0	20.1
		53%	60%		47%	40%

DWT at End of Period	0.0%	995	995	12.1%	1,391	1,241	6.7%	2,386	2,236
1,000's		42%	44%		58%	56%

	SIX MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet
	% Change From Prior Period	June-07 Amount % of Total for Period	June-06 Amount % of Total for Period	% Change From Prior Period	June-07 Amount % of Total for Period	June-06 Amount % of Total for Period	% Change From Prior Period	June-07 Amount	June-06 Amount

Net Voyage Revenues	-22.5%	56,443	72,821	-12.1%	56,432	64,206	-17.6%	112,875	137,027
$ 1,000's		50%	53%		50%	47%

Average Daily TCE	19.5%	32,476	27,172	-22.9%	36,573	47,455	1.3%	34,403	33,976

Time Charter Revenues	21.0%	32,142	26,556		42,749	-	182.0%	74,891	26,556
$ 1,000's		43%	100%		57%	0%

Spot Charter Revenues	-47.5%	24,301	46,265	-78.7%	13,683	64,206	-65.6%	37,984	110,471
$ 1,000's		64%	42%		36%	58%

Calendar Days	-35.6%	1,810	2,810	14.3%	1,614	1,412	-18.9%	3,424	4,222
		53%	67%		47%	33%

Vessel Operating Days	-35.1%	1,738	2,680	14.0%	1,543	1,353	-18.6%	3,281	4,033
		53%	66%		47%	34%

Capacity Utilization	0.7%	96.0%	95.4%	-0.2%	95.6%	95.8%	0.3%	95.8%	95.5%

# Days Vessels on Time Charter	-17.1%	1,064	1,283		1,153	-	72.8%	2,217	1,283
		48%	100%		52%	0%

# Days Vessels on Spot Charter	-51.8%	674	1,397	-71.2%	390	1,353	-61.3%	1,064	2,750
		63%	51%		37%	49%

Average Daily Time Charter Rate	45.9%	30,209	20,698		37,076	-	63.2%	33,780	20,698

Average Daily Spot Charter Rate	8.9%	36,054	33,117	-26.1%	35,085	47,455	-11.1%	35,699	40,171

Daily Direct Vessel Expenses	13.7%	6,618	5,819	2.0%	6,572	6,446	9.4%	6,596	6,029
(per Vessel)

Average Age of Fleet at End of Period (Years)	9.3%	11.8	10.8	3.0%	6.9	6.7	5.9%	9.0	8.5

# Vessels at End of Period	0.0%	10.0	10.0	12.5%	9.0	8.0	5.6%	19.0	18.0
		53%	56%		47%	44%

Average Number of Vessels	-35.5%	10.0	15.5	14.1%	8.9	7.8	-18.9%	18.9	23.3
		53%	67%		47%	33%

DWT at End of Period	0.0%	995	995	12.1%	1,391	1,241	6.7%	2,386	2,236
1,000's		42%	44%		58%	56%